Exhibit 5.1

July 2, 2026

Concrete Pumping Holdings, Inc.

500 E. 84th Avenue

Suite A-5

Thornton, Colorado 80229

Re:	Concrete Pumping Holdings, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale from time to time of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate gross sale price of up to $50,000,000 (the “Shares”), pursuant to the Sales Agreement, dated July 2, 2026 (the “Sales Agreement”), by and between the Company and Jefferies LLC. The Shares are included on a Registration Statement on Form S-3, initially filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2026 (together with the documents incorporated by reference therein hereof, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the base prospectus filed as part of the Registration Statement, and the related prospectus dated July 2, 2026 (together, the “Prospectus”).

We have examined the Registration Statement, the Prospectus, the Sales Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the Company will have obtained, prior to the offer, issuance and sale of the Shares, any legally required consents, approvals, authorizations and other orders of any regulatory authorities necessary to issue and sell the Shares.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Shares, (ii) the offering and sale of the Shares in accordance with the Sales Agreement and the Prospectus, once the Registration Statement is declared effective by the Commission, and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ ASHURST PERKINS COIE US LLP